                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Abington Bancorp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                                                  April 13, 2000



Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Abington Bancorp, Inc. to be held on Tuesday, May 16, 2000 at 11:00 a.m., local time, at the Ridder Country Club, Route 14, Oak Street, East Bridgewater, Massachusetts.

     At the Annual Meeting, you will be asked to consider and vote upon the election of a class of three Directors and approval of the Abington Bancorp, Inc. 2000 Incentive and Nonqualified Stock Option Plan. The Board of Directors has fixed the close of business on Wednesday, March 29, 2000 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting.

     The officers and Directors look forward to greeting you personally at the Annual Meeting. However, whether or not you plan to attend personally and regardless of the number of shares you own, it is important that your shares be represented.

     YOU ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE.

                                        Sincerely,

                                        /s/ James P. McDonough

                                        James P. McDonough
                                        PRESIDENT AND
                                        CHIEF EXECUTIVE OFFICER



Abington Bancorp, Inc., 536 Washington Street, P.O. Box 2006, Abington, MA 02351

                             ABINGTON BANCORP, INC.
                              536 WASHINGTON STREET
                          ABINGTON, MASSACHUSETTS 02351


                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 16, 2000


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Abington Bancorp, Inc., a Massachusetts bank holding company (the "Company"), will be held at the Ridder Country Club, Route 14, Oak Street, East Bridgewater, Massachusetts, on Tuesday, May 16, 2000, beginning at 11:00 a.m., local time, for the following purposes:

     1.   To elect a class of three Directors of the Company;

     2. To approve the Abington Bancorp, Inc. 2000 Incentive and Nonqualified Stock Option Plan; and

     3. To transact such further business as may properly come before the Annual Meeting, or any adjournment or adjournments thereof.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES FOR DIRECTOR LISTED IN THE ACCOMPANYING PROXY STATEMENT AND FOR THE ABINGTON BANCORP, INC. 2000 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN.

     The Board of Directors has fixed the close of business on Wednesday, March 29, 2000 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Accordingly, only stockholders of record on such date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Lewis J. Paragona

                                        Lewis J. Paragona, Clerk



Abington, Massachusetts
April 13, 2000



                                    IMPORTANT

     EVEN THOUGH YOU MAY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING AND DESIRE TO WITHDRAW YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO.

                             ABINGTON BANCORP, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON TUESDAY, MAY 16, 2000

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Abington Bancorp, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Ridder Country Club, Route 14, Oak Street, East Bridgewater, Massachusetts, on Tuesday, May 16, 2000, beginning at 11:00 a.m., local time, and at any adjournments thereof.

     This Proxy Statement and the accompanying Notice and Proxy are first being mailed to stockholders of the Company on or about April 13, 2000 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on Wednesday, March 29, 2000 as the record date for the Annual Meeting (the "Record Date"). Only stockholders of record as of the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The holders of the Common Stock on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted to the Annual Meeting or any adjournments thereof. On the Record Date, there were 3,027,300 shares of the Company's common stock, $.10 par value per share (the "Common Stock"), issued, outstanding and entitled to vote at the Annual Meeting and approximately 780 holders of record of Common Stock.

     The presence, in person or by proxy, of at least a majority in interest of all Common Stock issued, outstanding and entitled to vote is necessary to constitute a quorum for transaction of business at the Annual Meeting. The affirmative vote of the holders of a plurality of the Common Stock present and voting, in person or by proxy, is required to elect each of the nominees for Director. The affirmative vote of a majority of the Common Stock present and voting, in person or by proxy, is required to approve the Abington Bancorp, Inc. 2000 Incentive and Nonqualified Stock Option Plan (the "2000 Stock Option Plan"). Votes withheld from any nominee, abstentions and broker non-votes will count as "present" toward formation of a quorum for transaction of business at the Annual Meeting. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Brokers have discretionary voting power with respect to all matters to be voted on at the Annual Meeting. Assuming the presence of a quorum, abstentions and broker non-votes will have no effect on any of the matters to be voted on at the Annual Meeting. Votes will be tabulated by the Company's transfer agent, Registrar & Transfer Company.

     Stockholders of the Company are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given in such proxies, they will be voted FOR the election of the three nominees for Director listed in this Proxy Statement and FOR the approval of the 2000 Stock Option Plan.

     Any properly completed proxy may be revoked at any time before the commencement of voting on any matter at the Annual Meeting or any adjournment thereof by giving written notice of revocation to the Clerk of the Company (536 Washington Street, Abington, Massachusetts 02351), or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.


                ANNUAL REPORT TO STOCKHOLDERS; OTHER INFORMATION

     The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1999 accompanies this Proxy Statement, but is not incorporated herein and is not to be deemed a part hereof.

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 (EXCLUDING EXHIBITS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST. SUCH REQUESTS SHOULD BE DIRECTED TO ROBERT M. LALLO, TREASURER, ABINGTON BANCORP, INC., P.O. BOX 2006, ABINGTON, MASSACHUSETTS 02351, (781) 982-3200.

                                     GENERAL

     Abington Bancorp, Inc. is the holding company for Abington Savings Bank (the "Bank").

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of 11 members and is divided into three classes, two of which have four members and one of which has three members. Directors serve for three-year terms with one class of Directors being elected by the Company's stockholders at each annual meeting.

     Pursuant to the Company's By-laws, the Board of Directors acted as a nominating committee for selecting nominees for election as Directors. The Board has nominated William F. Borhek, Rodney D. Henrikson and A. Stanley Littlefield as Directors for a three-year term. The Company's by-laws prohibit Directors from serving after the annual meeting following their 75th birthday. Unless the by-laws are amended, Mr. Littlefield would not be eligible to serve as a Director after the 2001 annual meeting. Each of the nominees is currently serving as a Director of the Company.

     Unless authority is withheld, proxies in the accompanying form will be voted FOR the election of the three nominees, to hold office until the 2003 annual meeting of stockholders or special meeting in lieu thereof and until their respective successors are elected and qualified. If the proxy withholds authority to vote for one or more nominees for Director, the stockholder's instructions will be followed.

     The Company has no reason to believe that any of the nominees will not be able to serve. In the event that any nominee is unable to serve at the time of the election, the shares represented by the proxy will be voted for the other nominees and may be voted for a substitute for that nominee.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR LISTED IN THIS PROXY STATEMENT.

INFORMATION REGARDING NOMINEES AND DIRECTORS

     The following table sets forth certain information (as of April 13, 2000) regarding the current Directors and the nominees for Director of the Company:


                                           Director     Term as Director
      Name                        Age       Since*         Will Expire
      -----------------------   -------   ----------   ------------------

      Bruce G. Atwood              62        1978              2001
   ** William F. Borhek            61        1980             2000
      Ralph B. Carver, Jr.         72        1980             2001
      Joel S. Geller               59        1982             2001
   ** Rodney D. Henrikson          64        1973             2000
   ** A. Stanley Littlefield       74        1985             2000
      James P. McDonough           49        1990             2002
      Jay Timothy Noonan           57        1975             2001
      Gordon N. Sanderson          66        1985             2002
      James J. Slattery            63        1973             2002
      Wayne P. Smith               61        1973             2002


---------------

* Includes service as a trustee of the Bank prior to its conversion from mutual to stock form in 1986 (the "Conversion") and as director of the Bank from the date of the Conversion to the establishment of the Company as the holding company of the Bank on January 31, 1997. All Directors of the Company are also Directors of the Bank.

**   Nominees for Director.

     The principal occupation and business experience during at least the last five years of each Director and nominee is as follows:

     BRUCE G. ATWOOD has been Vice President-Operations and Treasurer of Hyer Industries, Inc., a manufacturer of industrial scales, since 1978.

     WILLIAM F. BORHEK has been President of Wm. F. Borhek Insurance Agency, Inc., a general insurance agency, since 1964.

     RALPH B. CARVER, JR. has been operator since 1964 and owner since 1987 of Transport Properties Trust and President, Treasurer and a director of Den-Lea Rental, Inc., a truck leasing company, from 1979 until 1999.

     JOEL S. GELLER has been a partner in Wein-Gell Associates, an investment firm, since 1969. Until February 2000, he was the owner-manager and a director of Abington Liquors Corp., a retail liquor store.

     RODNEY D. HENRIKSON has been Treasurer of Henrikson Realty Corp., a real estate company, since 1986. He was Treasurer of Henrikson's Dairy, Inc., a food processing and distribution company, from 1982 through 1984 and President from 1984 through 1986.

     A. STANLEY LITTLEFIELD is an attorney in private practice in Rockland, Massachusetts. He was formerly District Attorney of Plymouth County.

     JAMES P. MCDONOUGH has been President and Chief Executive Officer of the Company since its incorporation on October 15, 1996. Mr. McDonough has also served as President and Chief Executive Officer of the Bank since August 1991. Previously, he served as President and Chief Operating Officer of the Bank from November 1990 to August 1991 and Senior Vice President-Lending of the Bank from December 1987 to November 1990. Mr. McDonough was also Vice President-Regional Manager of GEM Mortgage Corporation of North America from 1983 to 1987. Mr. McDonough is a graduate of Massasoit Community College and Boston State College.

     JAY TIMOTHY NOONAN has been with J. P. Noonan Trans., Inc., an interstate hauler, in a management capacity since 1968 and is currently Chief Financial Officer. Mr. Noonan was also President of Rourke Coal and Oil Co. from 1960 to 1989.

     GORDON N. SANDERSON has been retired since 1991. From 1970 to 1991, he was Vice President-Sales of B & W Press, Inc., a specialty printing company.

     JAMES J. SLATTERY has been President of J. H. Slattery Insurance Agency, Inc., Abington, Massachusetts, an independent insurance agency, since 1958.

     WAYNE P. SMITH is Treasurer and a director of Suburban Enterprises Inc., Abington, Massachusetts, a sales and marketing firm.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     For the year ended December 31, 1999, the Company's Board of Directors met seven times and the Bank's Board of Directors met 12 times. Each incumbent Director attended at least 75% of all meetings of the Company's Board and the Bank's Board and any committees thereof of which he was a member.

     The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Commit tee, but does not have a nominating committee or another committee performing a similar function.

     The Executive Committee, of which Messrs. Atwood, McDonough, Henrikson, Geller and Smith are the current members, is the primary operating committee of the Board of Directors and is vested with the authority of the Board in most matters, except those powers which by law may not be delegated. The Executive Committee also serves as the Executive Committee of the Bank's Board. During 1999, the Executive Committee met 22 times.

     The Audit Committee, which is currently comprised of Messrs. Sanderson, Noonan and Carver, is responsible for recommending the selection of the Company's independent certified public accountants, reviewing the scope of the annual examination of the Company's financial statements, reviewing the report of the independent certified public accountants, reviewing the independent certified public accountants' recommenda tions to management concerning auditing, accounting and tax issues, aiding the Board in discharging its responsibility in financial reporting and related matters and reviewing the services and fees of the independent certified public accountants. The Audit Committee also serves as the Audit Committee of the Bank's Board. During 1999, the Audit Committee met four times.

     The Compensation Committee, of which Messrs. Carver, Atwood and Littlefield are the current members, reviews and establishes salaries and other compensation of certain officers and employees of the Company and its subsidiaries, and administers the Company's stock option plan and recommends to the Board of Directors the granting of stock options to employees eligible thereunder. The Compensation Committee also serves as the Compensation Committee of the Bank's Board. The Compensation Committee met six times during 1999.

     The Board of Directors of the Company nominates candidates for election as Directors. In accordance with the Company's By-laws, the Board will consider nominees recommended by a stockholder of the Company, provided that the stockholder notifies the Clerk of the Company of the proposed nominee in writing, setting forth certain required information regarding the nominee. Such notification must be made in a timely manner, as set forth in the By-laws. To be timely, such notice must be received by the Company not less than 60 nor more than 150 days prior to the scheduled date of the annual meeting of stockholders, or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made, within 10 days of public disclosure of the date of the annual meeting. The Board may reject any stockholder nomination that is not timely made or does not otherwise satisfy the requirements of the Company's By-laws.

     The Bank also maintains a Community Reinvestment Act ("CRA") Committee, of which Messrs. Geller, Noonan and Littlefield are the current members. John R. Sylva, Senior Vice President, Consumer Banking Division of the Bank, and Mario
A. Berlinghieri, Senior Vice President, Credit Policy and Administration of the Bank, chaired the committee during 1999. Other Bank employees also serve on this committee. The CRA Committee reviews the Bank's policy with respect to the Community Reinvestment Act and establishes the Bank's goals and guidelines in this area. The CRA Committee met four times during 1999.

COMPENSATION OF DIRECTORS

     During the year ended December 31, 1999, Directors received $550 for each Bank Board meeting that they attended. Members of the Executive Committee received an annual fee of $6,825. Members of the Audit Committee received $425 and members of all other committees received $350 for each committee meeting that they attended during the year. Effective January 1, 2000, the fees paid to Directors increased as follows: Directors receive $550 for each Bank Board meeting they attend as well as an annual fee of $6,000. Members of the Executive Committee receive an annual fee of $8,000 and members of all other committees receive $550 for each committee meeting they attend. Members of the Board who are employees of the Company or the Bank do not receive these fees. Directors do not receive additional fees for attendance at meetings of the Company's Board that are held immediately prior to or after a Bank Board meeting.

     In each of February 1999 and 2000, the Company granted options to purchase 2,000 shares of Common Stock under the Company's 1997 Incentive and Nonqualified Stock Option Plan to each non-employee Director pursuant to the Company's Long Term Performance Incentive Plan, which is described in this proxy statement under the heading "Compensation Committee Report."

     Effective July 1, 1998, pursuant to the Company's Deferred Stock Compensation Plan, non-employee Directors of the Company or any of its subsidiaries may elect to defer payment of compensation for service as a Director. Directors who elect to defer compensation are awarded stock units ("Stock Units") in lieu of cash compensation for each Board and committee meeting attended (other than Executive Committee meetings), and in lieu of quarterly cash payments for service on the Executive Committee. For each dollar of cash compensation foregone, Directors receive a fraction of a Stock Unit equal to one divided by $18.75, the fair market value of the Common Stock calculated as of July 1, 1998. Each Stock Unit represents one share of the Company's Common Stock.


PROPOSAL 2 - 2000 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN

     The Board of Directors of the Company has adopted the Abington Bancorp, Inc. 2000 Incentive and Nonqualified Stock Option Plan ("the 2000 Stock Option Plan"), subject to approval by the stockholders. The Company's existing option plan, the 1997 Incentive and Nonqualified Stock Option Plan, has only 417 shares of the Company's Common Stock available for grant.

     Under the Internal Revenue Code (the "Code"), stockholder approval is necessary for stock options relating to the shares issuable under the 2000 Stock Option Plan to qualify as incentive stock options under Section 422 of the Code. In addition, Nasdaq rules (the "Nasdaq Rules") require stockholder approval of the 2000 Stock Option Plan. Approval for purposes of the Code and the Nasdaq Rules will require the affirmative vote of a majority of the shares of Common Stock present or represented at the meeting and voting on the 2000 Stock Option Plan. The full text of the 2000 Stock Option Plan as adopted by the Board of Directors is printed as Appendix A, beginning on page A-1. The following is a summary of some of its provisions.

     The 2000 Stock Option Plan authorizes the grant of (i) options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options"), as defined in Section 422 of the Code, and (ii) options that do not so qualify ("Nonqualified Options"). Up to 150,000 shares of Common Stock (subject to adjustment upon certain changes in the capitalization of the Company) may be issued pursuant to awards granted under the 2000 Stock Option Plan. The 2000 Stock Option Plan will be administered by the Company's Compensation Committee (the "Compensation Committee"). The Compensation Committee will select the individuals to whom awards are granted and will determine the terms of each award, subject to the provisions of the 2000 Stock Option Plan. In addition, any power of the Compensation Committee may also be exercised by the full Board of Directors. Incentive Options may be granted under the 2000 Stock Option Plan only to officers and other employees of the Company or its subsidiaries. Nonqualified Options may be granted under the 2000 Stock Option Plan to officers or other employees of the Company or its subsidiaries, and to members of the Board of Directors and consultants or other persons who render services to the Company. As of April 13, 2000, ten non-employee directors and approximately 36 officers and 250 non-officer employees were eligible to participate in the 2000 Stock Option Plan.

     Each option shall expire on the date specified in the option agreement, which date shall not, in the case of an Incentive Option, extend for more than ten years from the date of grant (five years in the case of an optionee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary ("greater-than-ten-percent-stockholder")). The exercise price of each option shall be determined by the Compensation Committee at the time the option is granted; provided, however, that the option price of any Incentive Option granted under the 2000 Stock Option Plan must be at least equal to the fair market value of the Common Stock on the date of grant (110% of fair market value in the case of a greater-than-ten-percent-stockholder). For purposes of the 2000 Stock Option Plan, the fair market value is the average of the closing price of the Common Stock on the 20 business days prior to and including the date of grant of the option. The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to Incentive Options which first become exercisable by an employee or officer in any calendar year may not exceed one hundred thousand dollars ($100,000). Options are non-transferable except by will or by the laws of descent or distribution and are exercisable, during the optionee's lifetime, only by the optionee.

     Options generally may not be exercised (i) after termination of the optionee's employment with the Company or any of its subsidiaries, or directorship with the Company, for cause or by reason of such optionee's voluntary resignation, (ii) thirty days after termination of the optionee's employment or other services with the Company or any of its subsidiaries, without cause or by reason of retirement in accordance with the Company's (or the applicable subsidiary's) retirement policies, (iii) one year after termination of the optionee's directorship with the Company by reason of retirement in accordance with the Company's retirement policies, (iv) ninety days after termination of the optionee's employment with the Company or any of its subsidiaries, or directorship with the Company, by reason of disability, and
(v) one hundred and eighty days after termination of the optionee's employment with the Company or any of its subsidiaries, or directorship with the Company, by reason of death. In all cases, however, the Board has the discretion to extend the exercise date. Payment of the exercise price of the shares subject to the option may be made (i) in cash in an amount, or by check, bank draft or postal or express money order payable in an amount, equal to the aggregate exercise price for such shares, (ii) in the form of shares of Common Stock having a fair market value equal to the exercise price of such shares, (iii) by reducing the number of option shares otherwise issuable to the optionee upon exercise of the option by a number of shares having a fair market value equal to the aggregate exercise price of such shares, (iv) by delivering such other consideration that is acceptable to the Company and that has a fair market value, as determined by the Company, equal to the aggregate exercise price of such shares, including any broker-directed cashless exercise/resale procedure adopted by the Company, or (v) any combination of the foregoing.

     At the discretion of the Company, options granted under the 2000 Stock Option Plan may include a so-called "reload" feature pursuant to which an optionee exercising an option by the delivery of a number of shares of Common Stock would automatically be granted an additional option (with an exercise price equal to the fair market value of the Common Stock on the date the additional option is granted and with the same expiration date as the original option being exercised, and with such other terms as the Compensation Committee may provide) to purchase that number of shares of Common Stock equal to the number delivered to exercise the original option.

     In the event of a change of control, as defined in the 2000 Stock Option Plan, (i) the time for exercise of all unexercised and unexpired awards will be automatically accelerated, effective as of the effective time of the change of control (or such earlier date as may be specified by the Board) and (ii) after the effective time of the change of control, all unexercised awards will remain outstanding and will be exercisable in full for shares of Common Stock or, if applicable, for shares of such securities, cash or property as the holders of shares of Common Stock received in connection with the change of control.

     FEDERAL INCOME TAX INFORMATION WITH RESPECT TO THE 2000 STOCK OPTION PLAN. The grantee of a Nonqualified Option recognizes no income for federal income tax purposes on the grant thereof. On the exercise of a Nonqualified Option, the difference between the fair market value of the underlying shares of Common Stock on the exercise date and the option exercise price is treated as compensation to the holder of the option taxable as ordinary income in the year of exercise, and such fair market value becomes the basis for the underlying shares which will be used in computing any capital gain or loss upon disposition of such shares. Subject to certain limitations, the Company may deduct for the year of exercise an amount equal to the amount recognized by the option holder as ordinary income upon exercise of a Nonqualified Option.

     The grantee of an Incentive Option recognizes no income for federal income tax purposes on the grant thereof. Except as provided below with respect to the alternative minimum tax, there is no tax upon exercise of an Incentive Option. If no disposition of shares acquired upon exercise of the Incentive Option is made by the option holder within two years from the date of the grant of the Incentive Option or within one year after exercise of the Incentive Option, any gain realized by the option holder on the subsequent sale of such shares is treated as a long-term capital gain for federal income tax purposes. If the shares are sold prior to the expiration of such periods, the difference between the lesser of the value of the shares at the date of exercise or at the date of sale and the exercise price of the Incentive Option is treated as compensation to the employee taxable as ordinary income and the excess gain, if any, is treated as capital gain (which will be long-term capital gain if the shares are held for more than one year). The excess of the fair market value of the underlying shares over the option price at the time of exercise of an Incentive Option will constitute an item of tax preference for purposes of the alternative minimum tax. Taxpayers who incur the alternative minimum tax are allowed a credit which may be carried forward indefinitely to be used as a credit against the regular tax liability in a later year; however, the minimum tax credit can not reduce the regular tax below the alternative minimum tax for that carryover year. In connection with the sale of the shares covered by Incentive Options, the Company is allowed a deduction for tax purposes only to the extent, and at the time, the option holder receives ordinary income (for example, by reason of the sale of shares by the holder of an Incentive Option within two years of the date of the granting of the Incentive Option or one year after the exercise of the Incentive Option), subject to certain limitations on the deductibility of compensation paid to executives.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ABINGTON BANCORP, INC. 2000 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN.


                                   MANAGEMENT

EXECUTIVE OFFICERS

     The names and ages of all executive officers of the Company and the Bank as of April 13, 2000 and the principal occupation and business experience during at least the last five years for each are set forth below:

     JAMES P. MCDONOUGH. For biographical information concerning Mr. McDonough, see "Election of Directors - Information Regarding Directors and Nominees" above.


     MARIO M. BERLINGHIERI has been Senior Vice President, Credit Policy and Administration of the Bank since February 2000. From 1996 until February 2000, Mr. Berlinghieri served as Senior Vice President - Business Banking Division of the Bank. Prior to 1996, he served as Program Manager of the Executive Office of Communities & Development for The Commonwealth of Massachusetts in 1995; Vice President and Senior Risk Manager of Fleet Bank of Massachusetts in charge of commercial portfolio approval from 1992 to 1994; and Regional Manager - Boston Small Business Lending for Bank of New England from 1990 to 1992. Mr. Berlinghieri is a graduate of Suffolk University with a B.S.B.A. degree in Banking/Finance and an M.B.A. in Business Administration. Mr. Berlinghieri is 50 years old.

     ROBERT M. LALLO has been Treasurer of the Company and Senior Vice President
- Treasurer and Chief Financial Officer of the Bank since June 1997. From October 1993 until June 1997, he served as Vice President and Treasurer of the Bank. Prior to joining the Bank in 1993, Mr. Lallo held various positions with Arthur Andersen LLP, including Audit Manager, from July 1986 to October 1993. Mr. Lallo is a graduate of Boston College with degrees in both Accounting and Finance and is a Certified Public Accountant. Mr. Lallo is 35 years old.

     JACK B. MEEHL, JR. has been Senior Vice President of the Business Banking Division since February 2000. Mr. Meehl served as Senior Vice President and Area Manager for Small Business Services at Fleet National Bank from 1992 to 1999. From 1971 to 1992 he held various positions at Bank of New England including Vice President and Team Leader of the Community Lending and Commercial Real Estate Lending Groups. Mr. Meehl is a graduate of Curry College with a B.S. degree in Economics. Mr. Meehl is 50 years old.

     JOHN R. SYLVA has been Senior Vice President -- Consumer Banking Division of the Bank since May 1998. Prior to May 1998, he served as Vice President -- Private Banking Division and also Senior Vice President -- Community Banking Division with BayBank from 1985 to 1996. Prior to that, he served as Senior Vice President and Marketing Director of BayBank from 1982 to 1985. Mr. Sylva has an M.B.A. from Suffolk University and an undergraduate degree from Boston College. Mr. Sylva is 51 years old.

     KEVIN M. TIERNEY, SR. has been Vice President of the Company since June 1999 and Executive Vice President of the Bank since November 1998. Prior to November 1998, he served as Executive Vice President/General Manager for the Consumer Network Services Division of Electronic Data Services, Inc., overseeing all operations for the Division from October 1997 to November 1998. From 1986 to October 1997, Mr. Tierney served as a Senior Vice President of Retail Banking and Operations for Salem Five Cents Savings Bank. Prior to that, from 1983 to 1986, he served as Regional Business Manager for the Electronic Financial Services Division of Automatic Data Processing. Mr. Tierney has a B.S. degree in Business Administration from Merrimack College. Mr. Tierney is 40 years old.

     All executive officers of the Company and the Bank hold office until the first meeting of the Board of Directors following the annual meeting of stockholders or special meeting in lieu thereof and until their successors are chosen and qualified, unless a shorter term is specified in the vote appointing them. Officers may generally be removed from office by vote of two-thirds of the Board of Directors.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by the Company and the Bank with respect to the Chief Executive Officer and the Company's and the Bank's most highly compensated officers other than the Chief Executive Officer who served as officers at the end of fiscal 1999 and whose annual compensation exceeded $100,000 for fiscal 1999.

                           SUMMARY COMPENSATION TABLE


                                                                                        Long Term       All Other
                                                      Annual Compensation              Compensation   Compensation(1)
                                              -------------------------------------    ------------   ---------------
Name and                          Fiscal                                                  Option
Principal Position                 Year       Salary(2)        Bonus(3)     Other(4)      Grants
------------------                 ----       ---------        --------     --------      ------

James P. McDonough                 1999        $264,810        $89,000                    10,000         $14,556
  President and Chief              1998         249,505         46,980                    10,000          15,713
  Executive Officer of the         1997         223,080         56,885                    10,000          15,642
  Company and the Bank

Kevin M. Tierney, Sr.              1999         149,999         39,900                         0           6,688
  Vice President of the            1998          25,962 (5)     30,000                    20,000               0
  Company and Executive
  Vice President of the Bank

Robert M. Lallo                    1999         102,491         28,689                     7,000           5,689
  Treasurer of the Company,        1998          96,537         17,929                     7,000           7,702
  Senior Vice President --         1997          78,885         21,770                         0           7,043
  Treasurer and Chief
  Financial Officer of the Bank

John R. Sylva                      1999          95,009         18,938                     4,083           4,983
  Senior Vice President --         1998          53,385 (5)      9,906                         0             267
  Consumer Banking
  Division of the Bank

Mario A. Berlinghieri              1999          90,168         17,452                     7,000           5,285
  Senior Vice President --         1998          95,336         17,302                     7,000           7,662
  Business Banking                 1997          88,400         21,393                     6,000           8,178
  Division of the Bank


---------------

(1) Includes life insurance premiums of $1,440, $441, $219, $924 and $729 in 1999 for Messrs. McDonough, Tierney, Lallo, Sylva and Berlinghieri, respectively. Also includes allocation of shares of Common Stock to employees under the Company's Employee Stock Ownership Plan (the "ESOP"). The dollar value of the Company's ESOP contributions in 1999 for Messrs. McDonough, Tierney, Lallo, Sylva and Berlinghieri was $11,344, $6,247, $5,470, $4,059 and $4,556, respectively. For Mr.
     McDonough, includes $1,772, which represents the economic value of term insurance purchased in connection with his SERP.

(2) Represents gross salary prior to deduction for employee's voluntary 401(k) contribution; the Company did not provide matching 401(k) contributions.

(3) Bonuses are reported for the year they were earned, even if paid in the subsequent year.

(4) Perquisites and other personal benefits paid to each officer included in the Summary Compensation Table in each instance aggregated less than 10% of the total annual salary and bonus set forth in the columns entitled "Salary" and "Bonus" for each officer, and accordingly, are omitted from the table as permitted by the rules of the Securities and Exchange Commission.

(5) Messrs. Tierney and Sylva joined the Company in November 1998 and May 1998, respectively.

     OPTION GRANTS TABLE. The following Option Grants Table sets forth certain information regarding stock options granted during the fiscal year ended December 31, 1999 by the Company to the executive officers named in the Summary Compensation Table.


                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                    POTENTIAL
                                                                                                REALIZABLE VALUE
                                                        INDIVIDUAL GRANTS                          AT ASSUMED
                                          ---------------------------------------------          ANNUAL RATES OF
                                           PERCENT OF                                              STOCK PRICE
                                          TOTAL OPTIONS      EXERCISE                           APPRECIATION FOR
                                           GRANTED TO        PRICE PER                           OPTION TERM (2)
                             OPTIONS      EMPLOYEES IN         SHARE        EXPIRATION        --------------------
         NAME                GRANTED       FISCAL YEAR       ($/SH)(1)          DATE           5%           10%
         ----                -------       -----------       ---------      -----------      ------         -----
James P. McDonough            10,000         10.7%           $13.50          2/25/09        $84,300       $214,400

Kevin M. Tierney, Sr.              0          N/A               N/A               N/A           N/A            N/A

Robert M. Lallo                7,000           7.5            13.50          2/25/09         59,010        150,080

John R. Sylva                  4,083           4.4            13.50          2/25/09         34,420         87,540

Mario A. Berlinghieri          7,000           7.5            13.50          2/25/09         59,010        150,080


---------------

(1) Stock options were granted under the Company's 1997 Stock Option Plan at an exercise price equal to the fair market value of the Company's Common Stock on the date of the grant. The stock options expire ten years from the date of grant. As provided in the Company's Long Term Performance Incentive Plan, options may not be exercised until the fair market value (as defined in option agreements) is at least 120% of the exercise price per share for thirty consecutive business days or upon the ninth anniversary of the date of grant.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimates of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and sale of the shares and the future performance of the Company's Common Stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts shown will be received by the individuals.

     FISCAL YEAR-END OPTION TABLE. The following Fiscal Year-End Option Table sets forth certain information regarding stock options exercised during the fiscal year ended December 31, 1999 and stock options held as of December 31, 1999 by the executive officers named in the Summary Compensation Table.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                                                                        VALUE OF UNEXERCISED
                             SHARES                       NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                            ACQUIRED                   OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                               ON          VALUE      ---------------------------    ---------------------------
    NAME                    EXERCISE     REALIZED     EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
    ----                    --------     --------     -----------   -------------    -----------   -------------

James P. McDonough           2,500       $25,313       117,500        20,000           $704,277        0
Kevin M. Tierney, Sr.            0             0        13,444         6,556                  0        0
Robert M. Lallo                  0             0         5,400        14,000             24,259        0
John R. Sylva                    0             0             0         4,083                  0        0
Mario M. Berlinghieri            0             0         6,000        14,000                  0        0


---------------

(1) Value is based on the last sales price of Common Stock of $10.563 on December 31, 1999, as reported by The Nasdaq Stock Market National Market System, less the applicable option exercise price. These values have not been and may never be realized. Actual gains, if any, on exercise will depend on the value of the Common Stock on the date of the sale of the shares underlying the options.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board is currently composed of three Directors, Messrs. Carver, Atwood and Littlefield. Mr. Littlefield replaced Mr. Smith as a member of the Compensation Committee on June 25, 1999. The Compensation Committee administers the 1997 Stock Option Plan. This Committee is charged with the responsibility of reviewing and approving executive officers' compensation and recommending all discretionary grants of stock options under the Company's stock option plan. The following describes the compensation programs in effect during fiscal 1999.

COMPENSATION POLICY

     The Company's compensation policies are designed to pay executives an annual salary that is industry competitive and an annual bonus that is based both on the performance of the Company (as compared to its annual business plan as well as a selected peer group) and on individual goals established for each of the executives for the fiscal year. The Company also has longer term incentives based on stock options. All three components of compensation are reviewed by the Committee to ensure salaries remain competitive, bonuses reward performance and stock options provide continued incentives.

     Salaries for executive officers are based on the duties and responsibilities of the position held by the executive compared with executive officers of other companies in the industry. Salaries are reviewed and established annually. Various industry salary surveys are reviewed in establishing the new compensation. The Chief Executive Officer prepares a performance review, including an assessment of prior-year performance, for each executive officer, then communicates this information to the Compensation Committee. Based on this information and its performance review of the Chief Executive Officer, which is based on its assessment of the degree to which the Chief Executive Officer accomplished pre-established strategic and financial goals, the Compensation Committee makes recommendations to the Board of Directors, which establishes annual executive salaries for the next year.

     Executive officers and key management employees of the Company and the Bank participate in the Company's Management Incentive Compensation Program (the "Bonus Plan"). Payments under the Bonus Plan are contingent on the Company meeting its strategic and operational objectives for the fiscal year. Bonuses may be awarded for the achievement of the Company's financial performance goals and an individual participant's objectives. Bonus awards are determined by a defined formula; factors considered in this formula include financial performance of the Company, return on equity and evaluation of achievement of strategic and/or operational goals and unit profitability. Based on the extent to which the Company achieves those objectives, participants, depending on the Bonus Plan group, may receive from 15% to 40% of base salary. The Committee reviews both individual and Company goals annually. However, the Board of Directors has final authority with respect to all bonus awards. Approximately 19.9% of the Company's compensation to executives of the Company and the Bank in fiscal 1999 was in the form of bonuses.

     On March 27, 1997, the Board of Directors of the Company adopted a Long Term Performance Incentive Plan (the "LTIP") as an incentive for executive management and members of the Board of Directors to build long-term shareholder value. The LTIP replaces a similar plan previously adopted by the Bank. The LTIP provides a mechanism for granting options under the Company's option plan. The LTIP was amended in February 2000 to provide that options granted under the LTIP on or after the date of amendment are fully vested on the date of grant. Options granted prior to amendment of the LTIP become exercisable after the fair market value per share of the Common Stock exceeds 120% of the exercise price for a period of 30 consecutive business days, upon the ninth anniversary of the date of grant or upon a change of control of the Company. In February 2000, options to purchase 59,500 shares of Common Stock were granted under the LTIP to members of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, and eligible Division Heads of the Company and the Bank based on achievement of the Bank's business plan for 1999.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. McDonough's salary, bonus and stock options are determined by the Compensation Committee substantially in accordance with the policies described above relating to all executives of the Company.


                                        COMPENSATION COMMITTEE



                                        Ralph B. Carver, Jr.
                                        A. Stanley Littlefield
                                        Bruce G. Atwood, Chairman


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Ralph B. Carver, A. Stanley Littlefield, Bruce G. Atwood and Wayne P. Smith served on the Compensation Committee during fiscal 1999. Mr. Littlefield replaced Mr. Smith as a member of the Compensation Committee on June 25, 1999. Persons serving on the Compensation Committee had no relationships with the Company other than their relationship to the Company as Directors entitled to the receipt of standard compensation as Directors and members of certain committees of the Board and their relationship to the Company as stockholders, except as described below under "Certain Transactions with Management and Others". No person serving on the Compensation Committee or on the Board of Directors of the Company is an executive officer of another entity for which an executive officer of the Company or the Bank serves on the board of directors or on that entity's compensation committee.

                                PERFORMANCE GRAPH

     The following Performance Graph compares the performance of the Company's cumulative stockholder return with that of a broad market index (the S&P 500 Index) and a published industry index (the Keefe, Bruyette & Woods New England Bank Index) for each of the most recent five fiscal years. The cumulative stockholder return for shares of Common Stock and each of the indices is calculated assuming that $100 was invested on December 31, 1994. The performance of the indices is shown on a total return (dividends reinvested) basis. The graph lines merely connect year-end dates and do not reflect fluctuations between those dates.

                                    [GRAPH]


                                   1994      1995      1996      1997      1998      1999
                                   ----      ----      ----      ----      ----      ----

Abington Bancorp, Inc. (ABBK)      $100      $147.6    $170.8    $373.1    $250.6    $195.8
KBW New England Bank Index          100       156.1     215.6     370.6     342.5     304.0
S&P 500 Index                       100       137.4     168.9     225.2     289.4     350.3


401(K) PLAN

     The Bank has a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code for the benefit of its employees, including officers. Subject to certain eligibility requirements, the 40l(k) plan permits each participant to defer up to 15% of such participant's annual salary up to a maximum annual amount ($10,000 in calendar year 1999). The Bank does not make matching contributions to the plan. Federal income taxes on amounts allocated to a participating employee are deferred until such amounts are distributed to the participant.

RETIREMENT PLAN

     In addition to the foregoing, the Bank also provides a retirement plan for eligible employees through the Savings Banks Employees Retirement Association ("SBERA"), whose purpose is to enable participating savings banks to provide pension and other benefits for their employees.

     Each employee age 21 or older who has completed at least 1,000 hours of service in one consecutive twelve-month period beginning with such employee's date of employment automatically becomes a participant in the retirement plan. All participants become fully vested after three years of service or at age 62 if earlier.

     The retirement plan is a qualified defined benefit plan which does not require the employee to make any contribution to become a participant or to earn benefits under the plan. The benefits provided at age 65 to any participant are based on the average of the highest three consecutive years of compensation (including bonuses) for such participant (the "Average Compensation"). The benefits provided at age 65 are equal to 1.35% of the Average Compensation for each year of service with the Bank up to a maximum of 30 years, plus .6% of the excess of Average Compensation over Covered Compensation (as defined below) for the participant's age for each year of service with the Bank up to 30 years. Covered Compensation is the average of 35 years of social security taxable wages up to and including the year in which a participant reaches social security retirement age. Due to certain requirements of the Tax Reform Act of 1986, the Bank's retirement plan was modified, effective November 1, 1989. The prior plan calculated benefits using a different formula than the current plan. Participants who were employed by the Bank on November 1, 1989 and were participants in the plan prior to that date will receive the greater of the retirement benefit earned as of October 31, 1989 under the prior plan or the benefit earned by application of the new formula under the current plan.

     The following table is derived from information provided by SBERA and illustrates annual pension benefits for retirement at age 65 under the most advantageous plan provisions available for various levels of compensation and years of service. The figures in this table are based upon the assumption that the plan continues in its present form and certain other assumptions regarding social security benefits and compensation trends.

                        PROJECTED ANNUAL PENSION BENEFIT
                          BASED ON YEARS OF SERVICE(1)


      Average              10        15        20          25       30 Years
    Compensation          Years     Years     Years       Years     and After
    ------------          -----     -----     -----       -----     ---------
      $20,000            $2,700    $4,050     $5,400      $6,750     $8,100
       40,000             5,816     8,724     11,632      14,540     17,448
       60,000             9,716    14,574     19,432      24,290     29,148
       80,000            13,616    20,424     27,232      34,040     40,848
      100,000            17,516    26,274     35,032      43,790     52,548
      120,000            21,416    32,124     42,832      53,540     64,248
      125,000            22,391    33,587     44,782      55,978     67,173
      140,000            25,316    37,974     50,632      63,290     75,948
      150,000            27,266    40,899     54,532      68,165     81,798
      160,000 (2)        29,216    43,824     58,432      73,040     87,648


---------------

(1) The annual pension benefit is computed on the basis of a straight-line annuity and assumes retirement at age 65 between November 1, 1999 and October 31, 2000.

(2) Federal law does not permit defined benefit pension plans to recognize compensation in excess of $160,000.

     Normal retirement age under the plan is 65; a reduced early retirement benefit is payable from age 50 to 65 under certain conditions. The following table is derived from information provided by SBERA and sets forth estimated retirement benefits under the plan at normal retirement dates for the executive officers of the Company and the Bank named in the Summary Compensation Table, computed on the basis of their present salary levels.


                                                                ESTIMATED
                              YEARS OF CREDITED               ANNUAL PENSION
NAME                          SERVICE AT AGE 65             BENEFIT AT AGE 65
-----------------          ------------------------      -----------------------

James P. McDonough                    29                      $  79,706
Kevin M. Tierney, Sr.                 26                         70,137
Robert M. Lallo                       37                         55,672
John R. Sylva                         15                         24,952
Mario A. Berlinghieri                 20                         34,631


TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company and the Bank have entered into special termination agreements with Messrs. McDonough, Berlinghieri, Lallo, Sylva, Tierney and Meehl.

     The Agreements provide for severance payments if the officer's employment with the Company or the Bank is terminated within three years following a change in control of the Company (as defined in the agreements) under certain circumstances, including either (1) termination of the officer's employment by the Company or the Bank for any reason other than death, deliberate dishonesty with respect to the Company or any subsidiary or affiliate thereof or conviction of a crime involving moral turpitude, or (2) resignation by the officer subsequent to the occurrence of any of the following events: (a) a reduction in compensation, (b) a significant change in the officer's authority or responsibility, (c) a reasonable determination by the officer that he is unable to exercise his prior authority or responsibility as a result of such change in control or (d) the failure by the Company or the Bank to continue any material compensation, incentive, bonus or benefit plan (or provide an appropriate substitute plan) or the failure by the Company or the Bank to continue the officer's participation therein on a basis not materially less favorable as existed at the time of the change of control. In such event, the officer would receive a lump sum payment equal to approximately three times (in the case of Messrs. Sylva and Meehl, two times) the officer's average annual compensation (including bonuses) over the five years prior to the change in control.

Notwithstanding the foregoing, if a Change of Control takes place after the second anniversary of the date on which Messrs. Sylva's and Meehl's employment with the Bank commenced AND a Terminating Event occurs within three (3) years after such Change in Control, the Employers shall pay to the Executive an amount equal to (x) three times such "base amount" applicable to the Executive, less
(y) One Dollar ($1.00), payable in one lump-sum payment on the date of termination.

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

     The Bank has entered into a Supplemental Executive Retirement Agreement and a related Split Dollar Agreement (collectively, the "SERP") with Mr. McDonough and has established a related insurance trust for the purpose of providing a supplemental retirement benefit to Mr. McDonough.

     The SERP provides that Mr. McDonough will be entitled to receive at age 65 an annual benefit equal to the difference between (i) the annual retirement benefit which would have been payable to Mr. McDonough under the Bank's SBERA retirement plan for employees (see above description) if his benefit calculation were to disregard the limits imposed by the Internal Revenue Code on (x) the maximum amount of compensation that may be taken into account by a SBERA retirement plan in determining retirement benefits and on (y) the amounts payable to certain participants by a retirement plan, and (ii) the actual annual retirement benefit payable to Mr. McDonough under the retirement plan. If Mr. McDonough's employment with the Bank is terminated other than for "cause" (as defined in the Agreement) prior to his attaining the age of 65, Mr. McDonough is entitled to receive an amount equal to the accruals previously made by the Bank or the Company with respect to the SERP benefit, subject to downward adjustment in certain limited circumstances. If within three years following a change in control (as defined in the agreement) Mr. McDonough's employment is terminated for other than cause or death or Mr. McDonough resigns following the failure of the Board of Directors to elect him to the office of President and Chief Executive Officer or his salary, benefits or scope of responsibility are reduced, Mr. McDonough is entitled to receive the benefit to which he would have been entitled had he resigned at age 65. If Mr. McDonough dies before age 65, his designated beneficiary is entitled to receive a benefit equal to three times Mr. McDonough's final compensation for the three calendar years (out of his final five calendar years of employment with the Bank) during which his compensation was the highest plus an amount equal to the accruals previously made by the Bank or the Company with respect to the SERP benefit.

EMPLOYEE STOCK OWNERSHIP PLAN

     The Bank established an Employee Stock Ownership Plan (the "ESOP"), effective as of November 1, 1985, for employees age 21 or older who have completed at least 1,000 hours of service with the Bank in a twelve-month period beginning with the employee's date of employment or any anniversary thereof.

     The ESOP is funded by contributions made in cash or stock. Cash contributions will generally be invested in Common Stock of the Company and stock contributions will be made in Common Stock of the Company. Benefits may be paid in shares of Common Stock or in cash, subject to the participant's right to require payment in shares.

     In November 1993, the ESOP entered into a loan agreement with the Bank pursuant to which the ESOP borrowed $570,000 to purchase 94,256 shares of Common Stock. The loan is to be repaid over seven years, with principal and interest (at a fixed rate of 8.5% per annum) payable quarterly. Shares purchased with loan proceeds are held in a suspense account for allocation among participants as the loan is paid. The loan is secured by the unallocated shares acquired by the ESOP and will be repaid with funds from contributions to the ESOP. The ESOP's purchases of additional shares of the Company's Common Stock (including reinvestment of cash dividends) will be and have been made through periodic purchases on the open market effected through a broker-dealer, subject to market conditions. The timing and price of the purchases are in the discretion of the ESOP trustee. An aggregate of 18,316 shares were allocated to participants for the plan year ended October 31, 1999.

     Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation (including bonuses). Benefits become 20% vested after three years of eligible service with an additional 20% becoming vested each year thereafter. Non-vested benefits that are forfeited are reallocated among remaining participants in the same manner as contributions. Benefits are payable upon retirement, death, disability or separation from service with the Bank. Dividends paid by the Company on allocated shares of Common Stock held in the ESOP may be paid directly to the participants in cash. The Bank's contributions to the ESOP are not fixed (although required to be in amounts at least sufficient to pay the principal and interest of the loan) so future benefits payable under the ESOP cannot be estimated.

     A Committee consisting of Lewis J. Paragona, Ida C. Frazier and Kristin McDaniel administers the ESOP. The trustee of the ESOP is currently James P. McDonough. Under the ESOP, the Committee is required to solicit instructions from the participants with respect to voting shares that have been allocated to such participants, and is required to follow such instructions in directing the trustee to vote such allocated shares. In addition, the trustee is required to vote shares which are held in the suspense account in the same proportion as the trustee is directed to vote those shares for which instructions are given. Upon the direction of the Committee, the trustee also exercises numerous other powers including the right to sell or otherwise dispose of Common Stock held by the ESOP.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Certain of the Directors and officers of the Company and the Bank are at present, as in the past, customers of the Bank and have loans with the Bank in the ordinary course of business. Certain of the Directors of the Company and the Bank also are at present, as in the past, directors, officers or stockholders of corporations, trustees of trusts or members of partnerships which are customers of the Bank and which have loans with the Bank in the ordinary course of business. Such loan transactions with Directors and officers of the Company and the Bank and with such corporations, trusts and partnerships were on terms, including interest rates and collateral, substantially the same as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other features unfavorable to the Bank.

     The Bank was a party to a lease for office space located at 538 Bedford Street, Abington, Massachusetts until June 30, 1999, when the lease expired. The Bank is now a tenant at will in the space, which is used for certain of the Bank's administrative offices. Northeast Terminal Associates, Limited, of which Dennis E. Barry and Joseph L. Barry, Jr. (who beneficially own more than 5% of the Company's Common Stock) are the principal beneficial owners, owns the property. All lease negotiations were conducted on an arms-length basis. Messrs. Barry did not participate in the Bank's decision to enter into the lease and received no fees in connection therewith. The Bank pays annual rent of $50,400.

     As a result of a competitive bid process, the Company purchases some of its insurance from Wm. F. Borhek Insurance Agency of which William F. Borhek, a Director of the Company, is President. The Company paid $98,835 to the insurance agency in 1999 for insurance premiums covering the three-year period ending November 1, 2002.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of March 29, 2000 regarding each person known by the Company to own beneficially more than 5% of the Company's Common Stock, each Director and nominee for Director of the Company, each executive officer named in the Summary Compensation Table and all Directors and executive officers of the Company as a group.


                                    AMOUNT AND NATURE OF         PERCENT
NAME                               BENEFICIAL OWNERSHIP (1)    OF CLASS (2)
-------------                      ------------------------    -------------


 Dennis E. Barry and                    356,000 (3)               11.76%
 Joseph L. Barry, Jr.
   c/o Hallamore Motor
   Transportation, Inc.
   795 Plymouth Street
   Holbrook, MA  02343

 James P. McDonough                     215,833 (4)                6.84
   c/o Abington Savings Bank
   536 Washington Street
   Abington, MA 02351

 Dimensional Fund Advisors Inc.         197,400 (5)                6.52
   1299 Ocean Avenue
   Santa Monica, CA  90401

 Joel S. Geller                         151,271 (6)                4.98
 Wayne P. Smith                          69,920 (7)(8)             2.29
 James J. Slattery                       67,130 (7)(9)             2.20
 Bruce G. Atwood                         36,174 (7)(10)            1.19
 Gordon N. Sanderson                     34,399 (7)(11)            1.13
*William F. Borhek                       33,599 (12)               1.11
 Kevin M. Tierney, Sr.                   32,939 (13)               1.07
 Robert M. Lallo                         31,296 (14)               1.02
*Rodney D. Henrikson                     28,738 (15)                .94
 Jay Timothy Noonan                      25,181 (16)                .83
 Mario A. Berlinghieri                   25,003 (17)                .82
*A. Stanley Littlefield                  22,500 (18)                .74
 Ralph B. Carver, Jr.                    20,268 (19)                .67
 John R. Sylva                            7,318 (20)                .24
 All directors and executive            811,569 (21)              24.07
   officers as a group (16 persons)


---------------

*    Nominee for Director

(1) Except as otherwise noted, all persons and entities have sole voting and investment power over their shares. All amounts shown in this column include shares obtainable upon exercise of stock options exercisable within 60 days of the date of this table.

(2)  Calculated based on outstanding shares of Common Stock on March 29, 2000.

(3) The Bank received a report on Schedule 13D, Amendment No. 3, dated February 22, 1990, as filed with the FDIC, stating that (i) Dennis E. Barry owns 169,500 shares as to which he has sole voting and dispositive power, (ii) Joseph L. Barry, Jr. owns 169,500 shares as to which he has sole voting and dispositive power, and (iii) Dennis E. Barry and Joseph L. Barry, Jr. jointly own 25,000 shares as to which they have shared voting and dispositive power. The

     Schedule 13D indicated that Messrs. Barry were each describing a relationship with other persons but were not affirming the existence of a group. Nevertheless, the Company believes that Dennis E. Barry and Joseph
     L. Barry, Jr. may constitute a "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 and that such group may be deemed to be the beneficial owner of the shares set forth in this table.

(4) Includes 127,500 shares subject to currently exercisable options, 14,070 shares held in his self-directed IRA, 54,323 shares owned jointly with his wife and 2,331 shares owned by his wife in a self-directed IRA. Also includes 532 shares held by Mr. McDonough as custodian for one of his two children and 532 shares held by his wife as custodian for one of his two children (1,064 shares total). Mr. McDonough disclaims beneficial ownership of the shares owned directly by his wife. Also includes 13,485 shares held by the ESOP as to which Mr. McDonough has the power to direct the voting. Does not include 10,000 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $24.90 per share for a period of 30 consecutive business days and 10,000 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $16.20 per share for a period of 30 consecutive business days.

(5) The Bank has obtained a copy of a report on Schedule 13G, dated February 11, 2000, as filed with the SEC, stating that Dimensional Fund Advisors Inc. (the "Fund") is the beneficial owner of 197,400 shares, of which it has sole voting power and sole dispositive power with respect to all 197,400 shares. The Schedule 13G states that all of the shares reported in the Schedule are owned by advisory clients of the Fund. The Fund disclaims beneficial ownership of all such shares.

(6) Includes 8,000 shares subject to currently exercisable options, 2,000 shares owned jointly with his mother, 17,500 shares owned jointly with his wife, 3,568 shares owned directly by his wife, 1,688 shares owned by his son, 2,228 shares owned by his daughter, and 113,026 shares owned by a partnership in which Mr. Geller is a partner. Also includes, 1,261 shares which have been accrued under the Abington Bancorp, Inc. Deferred Stock Compensation Plan for Directors. Mr. Geller disclaims beneficial ownership of the 3,568 shares owned directly by his wife and the shares owned by his son and daughter. Does not include 2,000 shares which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $24.90 per share for a period of 30 consecutive business days and 2,000 shares which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $16.20 per share for a period of 30 consecutive business days.

(7) Includes 19,500 shares subject to currently exercisable options. Does not include for each person 2,000 shares which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $24.90 per share for a period of 30 consecutive business days and 2,000 shares which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $16.20 per share for a period of 30 consecutive business days.

(8) Includes 21,374 shares owned by his wife. Also includes 1,020 shares which were accrued under the Abington Bancorp, Inc. Deferred Stock Compensation Plan for Directors. Mr. Smith disclaims beneficial ownership of the shares owned by his wife.

(9) Includes 5,708 shares held in his IRA, 4,000 shares held as custodian for each of two daughters (8,000 shares total), 4,040 held as custodian for his son, 200 shares owned by his wife, 1,624 shares held in his wife's IRA, 100 shares held by his wife as custodian for his son and 12,825 shares owned by a corporation of which he is a principal owner. Also includes 1,383 shares accrued under the Abington Bancorp, Inc. Deferred Stock Compensation Plan for Directors. Mr. Slattery disclaims beneficial ownership of the shares held on behalf of his children and the shares owned by his wife.

(10) Includes 10,926 shares owned by his wife. Also includes 1,383 shares accrued under the Abington Bancorp, Inc. Deferred Compensation Plan for Directors. Mr. Atwood disclaims beneficial ownership of the shares owned by his wife.

(11) Includes 14,899 shares owned through a realty trust.

(12) Includes 5,000 shares subject to currently exercisable options and 25,506 shares owned jointly with his wife. Also includes 811 shares accrued under the Abington Bancorp, Inc. Deferred Compensation Plan for Directors. Mr. Borhek disclaims beneficial ownership of the shares owned directly by his wife. Does not include 2,000 shares which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $24.90 per share for a period of 30 consecutive business days and 2,000 shares which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $16.20 per share for a period of 30 consecutive business days.

(13) Includes 31,000 shares subject to currently exercisable options and 489 shares held by the ESOP as to which Mr. Tierney has the power to direct voting.

(14) Includes 1,804 shares held in his self-directed IRA and 1,600 shares owned jointly with spouse. Also includes 24,400 shares subject to currently exercisable options and 2,544 shares held by the ESOP as to which Mr. Lallo has the power to direct voting. Does not include 7,000 shares subject to options which by their terms are not exercisable until the fair market value (as defined int he option agreement) is at least $24.90 per share for a period of 30 consecutive business days and 7,000 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $16.20 per share for a period of 30 consecutive business days.

(15) Includes 14,500 shares subject to currently exercisable options and 5,061 shares in a corporation in which Mr. Henrikson is an officer, director and stockholder. Also includes 1,878 shares held in his self-directed IRA and 1,878 shares held by his wife in a self-directed IRA. Does not include 2,000 shares which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $24.90 per share for a period of 30 consecutive business days and 2,000 shares which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $16.20 per share for a period of 30 consecutive business days.

(16) Includes 8,000 shares subject to currently exercisable options and 539 shares which accrued under the Abington Bancorp, Inc. Deferred Compensation Plan for Directors and 2,142 shares representing a 20% ownership interest in a family trust (over which Mr. Noonan does not exercise voting or investment authority). Does not include 2,000 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $24.90 per share for a period of 30 consecutive business days and 2,000 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $16.20 per share for a period of 30 consecutive business days.

(17) Includes 209 shares owned jointly with his wife and 9,196 shares held in his self-directed IRA. Also includes 1,256 shares held by the ESOP as to which Mr. Berlinghieri has the power to direct the voting. Includes 13,000 shares subject to currently exercisable options. Does not include 7,000 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $24.90 per share for a period of 30 consecutive business days and 7,000 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $16.20 per share for a period of 30 consecutive business days.

(18) Includes 14,500 shares subject to currently exercisable options and 6,000 shares owned jointly with his wife. Does not include 2,000 shares subject to options which are not exercisable until the fair market value (as defined in the option agreement) of the Common Stock is at least $24.90 per share for a period of 30 consecutive business days, and 2,000 shares subject to options which are not exercisable until the fair market value (as defined in the option agreement) of the Common Stock is at least $16.20 per share for a period of 30 consecutive business days.

(19) Includes 3,500 shares subject to currently exercisable options and 16,000 shares owned jointly with his wife. Also includes 768 shares accrued under the Abington Bancorp, Inc. Deferred Stock Compensation Plan for Directors. Does not include 2,000 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $24.90 per share for a period of 30 consecutive business days and 2,000 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $16.20 per share for a period of 30 consecutive business days.

(20) Includes 7,000 shares subject to currently exercisable options and 318 shares held by the ESOP as to which Mr. Sylva has the power to direct voting. Does not include 4,083 shares subject to options which are not exercisable until the fair market value (as defined in the option agreement) of the Common Stock is at least $16.20 for a period of 30 consecutive business days.

(21) Includes 344,400 shares obtainable by exercise of currently exercisable options held by all Directors and executive officers as a group. Also includes 18,092 shares held by the ESOP as to which executive officers of the Company have the power to direct the voting. Does not include 44,000 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the relevant option agreements) of the Common Stock is at least $24.90 per share for a period of 30 consecutive business days or 48,083 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $16.20 per share for a period of 30 consecutive business days.

                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

     During 1999, the Company was subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires the Company's officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Company during and with respect to 1999, or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements applicable to the Company's and the Bank's officers, Directors and greater-than-10% beneficial owners were complied with during 1999.

                         INFORMATION CONCERNING AUDITORS

     The Board of Directors has selected Arthur Andersen LLP to audit the Company's financial statements for the current fiscal year. That firm also served as the auditors for the Company during the past fiscal year. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                                  SOLICITATION

     Brokers, banks and other nominees will be reimbursed for out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of Common Stock. In addition to the solicitation by mail, solicitations of proxies may be made personally or by telephone by Directors, officers and certain employees of the Company. The Company also intends to employ the services of Regan and Associates, Inc. to solicit proxies. It is estimated that Regan and Associates, Inc. will receive approximately $5,750, plus reimbursement of certain out-of-pocket expenses, for its service in connection with such solicitation of proxies. All expenses incurred in connection with this solicitation will be borne by the Company.

           SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     In order to be included in proxy materials for the 2001 annual meeting of stockholders or special meeting in lieu thereof, qualifying stockholder proposals must be delivered to the Company at its principal executive offices on or before December 13, 2000. Any such proposal should be mailed to: Clerk, Abington Bancorp, Inc. 536 Washington Street, Abington, Massachusetts 02351. If the date of the next annual meeting is subsequently changed by more than 30 calendar days from the date of this year's Annual Meeting, the Company will, in a timely manner, inform its stockholders of such change and the date by which proposals of stockholders must be received.

     At the 2001 annual meeting of stockholders or special meeting in lieu thereof, the persons named as proxies in the Company's proxy for the meeting may vote the proxy in their discretion on any proposal received by the Company after February 27, 2001.

     In addition, the Company's By-laws set forth certain procedural requirements, including a notice requirement, that apply to stockholders wishing to nominate a Director or propose an item of business for consideration at the scheduled annual meeting or special meeting in lieu thereof.

                                  MISCELLANEOUS

     The Board was not aware, a reasonable time before mailing this Proxy Statement to stockholders, of any business that may properly be presented at the Annual Meeting, other than the matters specifically listed in the Notice of Annual Meeting of Stockholders. However, if any further business is properly presented, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment.

                                                                      APPENDIX A

                             ABINGTON BANCORP, INC.

                         2000 INCENTIVE AND NONQUALIFIED
                                STOCK OPTION PLAN

SECTION 1.  PURPOSE

         This 2000 Incentive and Nonqualified Stock Option Plan (the "Plan") of Abington Bancorp, Inc., a Massachusetts corporation (the "Company"), is designed to provide additional incentive to executives and other key employees of the Company and its subsidiaries and for certain other individuals providing services to or acting as directors of the Company and its subsidiaries. The Company intends that this purpose will be effected by the granting of incentive stock options ("Incentive Stock Options") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options ("Nonqualified Options") under the Plan which afford such executives, key employees, directors and other eligible individuals an opportunity to acquire or increase their proprietary interest in the Company through the acquisition of shares of its Common Stock. The Company intends that Incentive Stock Options issued under the Plan will qualify as "incentive stock options" as defined in Section 422 of the Code and the terms of the Plan shall be interpreted in accordance with this intention. The term "subsidiary" shall have the meaning set forth in Section 424 of the Code.

SECTION 2.  ADMINISTRATION

         2.1 THE COMMITTEE. The Plan shall be administered by the Company's Compensation Committee (the "Committee"). It is the intention of the Company that the Plan shall be administered by "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), but the authority and validity of any act taken or not taken by the Committee shall not be affected if any person administering the Plan is not a non-employee director. Except as specifically reserved to the Company's Board of Directors (the "Board") under the terms of the Plan, the Committee shall have full and final authority to operate, manage and administer the Plan on behalf of the Company. Action by the Committee shall require the affirmative vote of a majority of all members thereof. Notwithstanding the foregoing, any power of the Committee hereunder may also be exercised by the full Board of Directors in lieu of the Committee.

         2.2 POWERS OF THE COMMITTEE. Subject to the terms and conditions of the Plan, the Committee shall have the power:

                  (a) To determine from time to time the persons eligible to receive options and the options to be granted to such persons under the Plan and to prescribe the terms, conditions, restrictions, if any, and provisions (which need not be identical) of each option granted under the Plan to such persons, and to recommend to the Board of Directors for its approval the grant of options (the power to grant options is specifically reserved to the Board of Directors);

                  (b) To construe and interpret the Plan and options granted thereunder and to establish, amend, and revoke rules and regulations for administration of the Plan. In this connection, the Committee may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any option agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Company and optionees;

                  (c) To make, in its sole discretion, changes to any outstanding option granted under the Plan, including: (i) to reduce the exercise price, (ii) to accelerate the vesting schedule or (iii) to extend the expiration date; and

                  (d) Generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan.

SECTION 3.  STOCK

         3.1 STOCK TO BE ISSUED. The stock subject to the options granted under the Plan shall be shares of the Company's authorized but unissued Common Stock, $.10 par value (the "Common Stock"), or shares of the Company's Common Stock held in treasury. The total number of shares that may be issued pursuant to options granted under the Plan shall not exceed an aggregate of 150,000 shares of Common Stock; provided, however, that the class and aggregate number of shares which may be subject to options granted under the Plan shall be subject to adjustment as provided in Section 8 hereof.

         3.2 EXPIRATION, CANCELLATION OR TERMINATION OF OPTION. Whenever any outstanding option under the Plan expires, is cancelled or is otherwise terminated (other than by exercise), the shares of Common Stock allocable to the unexercised portion of such option may again be the subject of options under the Plan.

SECTION 4.  ELIGIBILITY

         4.1 PERSONS ELIGIBLE. Incentive Stock Options under the Plan may be granted only to officers and other employees of the Company or its subsidiaries. Nonqualified Options may be granted to officers or other employees of the Company or its subsidiaries, and to members of the Board and consultants or other persons who render services to the Company (regardless of whether they are also employees).

         4.2 GREATER-THAN-TEN-PERCENT STOCKHOLDERS. Except as may otherwise be permitted by the Code or other applicable law or regulation, no Incentive Stock Option shall be granted to an individual who, at the time the option is granted, owns (including ownership attributed pursuant to Section 424 of the Code) more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary (a "greater-than-ten-percent stockholder"), unless such Incentive Stock Option provides that (i) the purchase price per share shall not be less than one hundred ten percent of the fair market value of the Common Stock at the time such option is granted, and (ii) that such option shall not be exercisable to any extent after the expiration of five years from the date it is granted.

         4.3 MAXIMUM AGGREGATE FAIR MARKET VALUE. The aggregate fair market value (determined at the time the option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any optionee during any calendar year (under the Plan and any other plans of the Company or its subsidiary for the issuance of incentive stock options) shall not exceed $100,000 (or such greater amount as may from time to time be permitted with respect to incentive stock options by the Code or any other applicable law or regulation).

SECTION 5.  TERMINATION OF EMPLOYMENT OR DEATH OF OPTIONEE

         5.1. TERMINATION BY DEATH. If any optionee's employment with or other services to the Company and its Subsidiaries terminates by reason of death, any option held by such optionee may thereafter be exercised to the extent exercisable at the date of death, by the legal representative or legatee of the optionee, for a period of 180 days from the date of death (or such longer period as the Committee shall specify at any time), or until the expiration of the stated term of the option, if earlier.

         5.2 TERMINATION BY REASON OF DISABILITY. If any optionee's employment with or other services to the Company and its Subsidiaries terminates by reason of Disability, any option held by such optionee may thereafter be exercised, to the extent it was exercisable at the time of such termination, for a period of 90 days from the date of such termination of employment or other services (or such longer period as the Committee shall specify at any time, it being understood that any Incentive Stock Options that are so extended shall thereafter become Nonqualified Stock Options to the extent provided by applicable law) or until the expiration of the stated term of the option, if earlier. The Committee shall have sole authority and discretion to determine whether an optionee's employment or services has been terminated by reason of Disability. Except as otherwise provided by the Committee or the Board at the time of grant, the death of an optionee during a period provided in this
Section 5.2 for the exercise of an option shall extend such period for 180 days from the date of death, subject to termination on the expiration of the stated term of the option, if earlier.

         5.3 TERMINATION BY REASON OF NORMAL RETIREMENT. If any optionee's employment with or other services to the Company and its Subsidiaries terminates by reason of normal retirement in accordance with the Company's retirement policies, any option held by such optionee may thereafter be exercised, to the extent it was exercisable at the time of such termination, for (i) a period of 30 days from the date of such termination of employment or services or, in the case of a Nonqualified Stock Option held by a director of the Company, for a period of one year from the date of such director's retirement (or such longer period as the Committee shall specify at any time, it being understood that any Incentive Stock Options that are so extended shall thereafter become Nonqualified Stock Options to the extent provided by applicable law) or (ii) until the expiration of the stated term of the option, if earlier. The Committee shall have sole authority and discretion to determine whether an optionee's employment or services has been terminated by reason of normal retirement. Except as otherwise provided by the Committee or the Board at the time of grant, the death of an optionee during the 30-day or one-year post-retirement period provided in this Section 5.3 for the exercise of an option shall extend such period until 180 days from the date of death (if later than the expiration of the applicable post-retirement period), subject to termination on the expiration of the stated term of the option, if earlier.

         5.4 VOLUNTARY TERMINATION. If any optionee's employment with or other services to the Company and its Subsidiaries terminates by reason of such optionee's voluntary resignation, any option held by such optionee shall immediately terminate and shall thereafter be of no further force and effect (i) at the end of the last day of the optionee's employment or, (ii) in the case of a director, on the effective date of the optionee's resignation from the Board of Directors (or in either case for such longer period as the Committee shall specify at any time, it being understood that any Incentive Stock Options that are so extended shall thereafter become Nonqualified Stock Options to the extent provided by applicable law) or until the expiration of the stated term of the option, if earlier.

         5.5 TERMINATION FOR CAUSE. If any optionee's employment with or other services to the Company and its Subsidiaries has been terminated by the Company or any of its Subsidiaries for cause, any option held by such optionee shall immediately terminate at the end of the last day of the optionee's employment or other services and shall thereafter be of no further force and effect; provided, however, that the Committee may, in its sole discretion, provide that such option can be exercised for a period of up to thirty (30) days from the date of termination of employment or other services (it being understood that any Incentive Stock Options that are so extended shall thereafter become Nonqualified Stock Options to the extent provided by applicable law) or until the expiration of the stated term of the option, if earlier. The Committee shall have sole authority and discretion to determine whether an optionee's employment has been terminated for cause.

         5.6 TERMINATION WITHOUT CAUSE. Unless otherwise determined by the Committee, if an optionee's employment with or other services to the Company and its Subsidiaries is terminated by the Company or any of its Subsidiaries without cause, any option held by such optionee may thereafter be exercised, to the extent it was exercisable on the date of termination of employment, for thirty
(30) days from the last day of the optionee's employment or other services (or such longer period as the Committee shall specify at any time, it being understood that any Incentive Stock Options that are so extended shall thereafter become Nonqualified Stock Options to the extent provided by applicable law) or until the expiration of the stated term of the option, if earlier.

         5.7 MISCELLANEOUS. An employment relationship between the Company and the optionee shall be deemed to exist during any period in which the optionee is employed by the Company or any subsidiary. Whether authorized leave of absence, or absence on military or government service, shall constitute termination of the employment relationship between the Company and the optionee shall be determined by the Committee at the time thereof. "Disability" shall mean disability as set forth in Section 22(e)(3) of the Code.

SECTION 6.  TERMS OF THE OPTION AGREEMENTS

         Each option agreement shall be in writing and shall contain such terms, conditions, restrictions, if any, and provisions as the Committee shall from time to time deem appropriate. Such provisions or conditions may include without limitation restrictions on transfer, repurchase rights, or such other provisions as shall be determined by the Committee; provided that such additional provisions shall not be inconsistent with any other term or condition of the Plan and such additional provisions shall not cause any Incentive Stock Option granted under the Plan to fail to qualify as an incentive option within the meaning of Section 422 of the Code. Option agreements need not be identical, but each option agreement by appropriate language shall include the substance of all of the following provisions:

         6.1 EXPIRATION OF OPTION. Notwithstanding any other provision of the Plan or of any option agreement, each option shall expire on the date specified in the option agreement, which date shall not, in the case of an Incentive Stock Option, be later than the tenth anniversary (fifth anniversary in the case of a greater-than-ten-percent stockholder) of the date on which the option was granted, or as specified in Section 5 hereof.

         6.2 EXERCISE. Subject to Section 7.3 hereof, each option may be exercised, so long as it is valid and outstanding, from time to time in part or as a whole, subject to any limitations with respect to the number of shares for which the option may be exercised at a particular time and to such other conditions as the Committee in its discretion may specify upon granting the option.

         6.3 PURCHASE PRICE. The purchase price per share under each option shall be determined by the Committee at the time the option is granted; provided, however, that the option price of any Incentive Stock Option shall not, unless otherwise permitted by the Code or other applicable law or regulation, be less than the fair market value of the Common Stock on the date the option is granted (110% of the fair market value in the case of a greater-than-ten-percent stockholder). For the purpose of the Plan the fair market value of the Common Stock shall be the average of the closing price of the Common Stock on the twenty business days prior to and including the date of grant of the option (or other determination date, as applicable), as reported by Nasdaq, or, if the Common Stock is not quoted on Nasdaq, the fair market value as determined by the Committee.

         6.4 TRANSFERABILITY OF OPTIONS. Options shall not be transferable by the optionee otherwise than by will or under the laws of descent and distribution, and shall be exercisable, during his or her lifetime, only by him or her.

         6.5 RIGHTS OF OPTIONEES. No optionee shall be deemed for any purpose to be the owner of any shares of Common Stock subject to any option unless and until the option shall have been exercised pursuant to the terms thereof, and the Company shall have issued and delivered the shares to the optionee.

         6.6 RELOAD OPTIONS. At the discretion of the Committee, options granted hereunder may include a so-called "reload" feature pursuant to which an optionee exercising an option by the delivery of a number of shares of Common Stock in accordance with Section 7.2(b) hereof would automatically be granted an additional option (with an exercise price equal to the fair market value of the Common Stock on the date the additional option is granted and with the same expiration date as the original option being exercised, and with such other terms as the Committee may provide) to purchase that number of shares of Common Stock equal to the number delivered to exercise the original option; provided, however, that the grant of such additional

Option shall be subject to the availability of shares of Stock under the Plan at the time of the exercise of the original Option.

SECTION 7.  METHOD OF EXERCISE; PAYMENT OF PURCHASE PRICE

         7.1 METHOD OF EXERCISE. Any option granted under the Plan may be exercised by the optionee by delivering to the Company on any business day a written notice specifying the number of shares of Common Stock the optionee then desires to purchase and specifying the address to which the certificates for such shares are to be mailed (the "Notice"), accompanied by payment for such shares.

         7.2 PAYMENT OF PURCHASE PRICE. Payment for the shares of Common Stock purchased pursuant to the exercise of an option shall be made:

                  (a) in cash in an amount, or a check, bank draft or postal or express money order payable in an amount, equal to the aggregate exercise price for the number of shares specified in the Notice;

                  (b) by delivering "mature" shares (as defined in the Financial Accounting Standards Board's Emerging Issues Task Force Issue 84-18 ("Issue 84-18")) of Common Stock of the Company having a fair market value (as defined for purposes of Section 6.3 hereof as of the date of exercise) equal to such aggregate exercise price;

                  (c) by reducing the number of option shares otherwise issuable to the optionee upon exercise of the option by a number of shares having a fair market value (as defined for purposes of Section 6.3 hereof as of the date of exercise) equal to such aggregate exercise price (it being understood that this alternative will be available only if the optionee holds sufficient "mature" shares as defined in Issue 84-18);

                  (d) by delivering such other consideration that is acceptable to the Company and that has a fair market value, as determined by the Company, equal to such aggregate exercise price, including any broker-directed cashless exercise/resale procedure adopted by the Company; or

                  (e) any combination of the foregoing.

As promptly as practicable after receipt of the Notice and accompanying payment, the Company shall deliver to the optionee certificates for the number of shares with respect to which such option has been so exercised, issued in the optionee's name, either individually or jointly with another person; provided, however, that such delivery shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to the optionee, at the address specified in the Notice.

         7.3 SPECIAL LIMITS AFFECTING SECTION 16(b) OPTION HOLDERS. Shares issuable upon exercise of options granted to a person who in the opinion of the Committee may be deemed to be a director or officer of the Company within the meaning of Section 16(b) of the Exchange Act and the rules and regulations thereunder shall not be sold or disposed of until after the expiration of six months following the date of grant.

SECTION 8.  CHANGES IN COMPANY'S CAPITAL STRUCTURE

         8.1 RIGHTS OF COMPANY. The existence of outstanding options shall not affect in any way the right or power of the Company or its stockholders to make or authorize, without limitation, any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of Common Stock, or any issue of bonds, debentures, preferred or prior preference stock or other capital stock ahead of or affecting the Common

Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

         8.2 RECAPITALIZATION, STOCK SPLITS AND DIVIDENDS. If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Common Stock outstanding, in any such case without receiving compensation therefor in money, services or property, then (i) the number, class, and price per share of shares of stock subject to outstanding options hereunder shall be appropriately adjusted in such a manner as to entitle an optionee to receive upon exercise of an option, for the same aggregate cash consideration, the same total number and class of shares as he or she would have received as a result of the event requiring the adjustment had he or she exercised his or her option in full immediately prior to such event and (ii) the number and class of shares with respect to which options may be granted under the Plan shall be adjusted by substituting for the total number of shares of Common Stock then reserved for issuance under the Plan that number and class of shares of stock that the owner of an equal number of outstanding shares of Common Stock would own as the result of the event requiring the adjustment.

         8.3 MERGER WITHOUT CHANGE OF CONTROL. After a merger of one or more corporations into the Company, or after a consolidation of the Company and one or more corporations in which (i) the Company shall be the surviving corporation, and (ii) the stockholders of the Company immediately prior to such merger or consolidation own after such merger or consolidation shares representing at least fifty percent of the voting power of the Company, each holder of an outstanding option shall, at no additional cost, be entitled upon exercise of such option to receive in lieu of the number of shares as to which such option shall then be so exercisable, the number and class of shares of stock or other securities to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of a number of shares of Common Stock equal to the number of shares for which such option was exercisable.

         8.4 CHANGE OF CONTROL. In the event of a Change of Control while unexercised options remain outstanding under the Plan, then (i) the time for exercise of all unexercised and unexpired options shall be automatically accelerated, effective as of the effective time of the Change of Control (or such earlier date as may be specified by the Board), and (ii) after the effective time of such Change of Control, unexercised options shall remain outstanding and shall be exercisable in full for shares of Common Stock or, if applicable, for shares of such securities, cash or property as the holders of shares of Common Stock received in connection with such Change of Control.

         "Change of Control" shall mean the occurrence of any one of the following events:

                  (a) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding securities; or

                  (b) persons who, as of January 1, 2000, constituted the Company's Board (the "Incumbent Board") cease for any reason, including without limitation as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to January 1, 2000 whose election was approved by, or who was nominated with the approval of, at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Plan, be considered a member of the Incumbent Board; or

                  (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five percent (65%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                  (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

         8.5 ADJUSTMENTS TO COMMON STOCK SUBJECT TO OPTIONS. Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to outstanding options.

         8.6 MISCELLANEOUS. Adjustments under this Section 8 shall be determined by the Committee, and such determinations shall be conclusive. No fractional shares of Common Stock shall be issued under the Plan on account of any adjustment specified above.

SECTION 9.  GENERAL RESTRICTIONS

         9.1 NO DISTRIBUTION; COMPLIANCE WITH LEGAL REQUIREMENTS. The Committee may require each person acquiring shares pursuant to an option to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

         No shares of Common Stock shall be issued pursuant to an option until all applicable securities laws and other legal and stock exchange requirements have been satisfied. The Committee may require the placing of such stop orders and restrictive legends on certificates for stock as it deems appropriate.

         9.2 DELIVERY OF STOCK CERTIFICATES. Delivery of stock certificates to optionees under this Plan shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have delivered such certificates in the United States mail, addressed to the optionee, at the optionee's last known address on file with the Company.

         9.3 NO EMPLOYMENT RIGHTS. The adoption of the Plan or the granting of any option under the Plan does not confer upon any employee any right to continued employment with the Company or any Subsidiary.

SECTION 10.  WITHHOLDING TAXES

         10.1 RIGHTS OF COMPANY. The Company may require an employee exercising a Nonqualified Option, or disposing of shares of Common Stock acquired pursuant to the exercise of an Incentive Option in a disqualifying disposition (as defined in Section 421(b) of the Code), to reimburse the Company for any taxes required by any government to be withheld or otherwise deducted and paid by the Company in respect of the issuance or disposition of such shares. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the employee upon such terms and conditions as the Company may prescribe. The Company may, in its discretion, hold the stock certificate to which such employee is otherwise entitled upon the exercise of an option as security for the payment of any such withholding tax liability, until cash sufficient to pay that liability has been received or accumulated.

         10.2 PAYMENT IN SHARES. An employee may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Common Stock to be issued pursuant to the exercise of a Nonqualified Option a number of shares with an aggregate fair market value (as defined in Section 6.3 hereof determined as of the date the withholding is effected) that would satisfy the minimum statutory withholding amount due for federal and state purposes with respect to such exercise, or (ii) transferring to the Company mature shares (as defined in Section 7.2) of Common Stock owned by the employee with an aggregate fair market value (as defined in Section 6.3 hereof determined as of the date the withholding is effected) that would satisfy the withholding amount due. With respect to any employee who is subject to Section 16 of the Exchange Act, the following additional restrictions shall apply:

                  (a) the election to satisfy tax withholding obligations relating to an option exercise in the manner permitted by this Section
         10.2 shall be made either (1) during the period beginning on the third business day following the date of release of quarterly or annual summary statements of sales and earnings of the Company and ending on the twelfth business day following such date, or (2) at least six (6) months prior to the date of exercise of the option;

                  (b) such election shall be irrevocable;

                  (c) such election shall be subject to the consent or approval of the Committee; and

                  (d) the Common Stock withheld to satisfy tax withholding, if granted at the discretion of the Committee, must pertain to an option which has been held by the employee for at least six (6) months from the date of grant of the option.

         10.3 NOTICE OF DISQUALIFYING DISPOSITION. Each holder of an Incentive Option shall agree to notify the Company in writing immediately after making a disqualifying disposition (as defined in Section 421(b) of the Code) of any Common Stock purchased upon exercise of the Incentive Option.

SECTION 11.  AMENDMENT OF PLAN

         The Board may amend the Plan at any time, and from time to time, subject to the limitation that, except as provided in Section 8 hereof, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law and regulations, at an annual or special meeting held within twelve months before or after the date of adoption of such amendment, in any instance in which such amendment would: (i) increase the number of shares of Common Stock that may be issued under, or as to which options may be granted pursuant to, the Plan; or (ii) change in substance the provisions of Section 4 hereof relating to eligibility to participate in the Plan. Without limiting the generality of the foregoing, the Board is expressly authorized to amend the Plan, at any time and from time to time, to conform it to the provisions of Rule 16b-3 under the Exchange Act, as that Rule may be amended from time to time.

         Except as provided in Section 8 hereof, the rights and obligations under any option granted before amendment of this Plan or any unexercised portion of such option shall not be adversely affected by amendment of this Plan or such option without the consent of the holder of such option.

SECTION 12.  NONEXCLUSIVITY OF PLAN

         Neither the adoption of this Plan by the Board of Directors nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other or additional compensation or incentive arrangements as it may deem desirable, including the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

SECTION 13.  EFFECTIVE DATE AND DURATION AND TERMINATION OF PLAN

         13.1 EFFECTIVE DATE. The effective date of this Plan shall be the date of its adoption by the Board, provided that the stockholders of the Company shall have approved this Plan within twelve months prior to or following the adoption of this Plan by the Board. Subject to the foregoing, options may be granted under the Plan at any time subsequent to its effective date; provided, however, that (a) no such option shall be exercised or exercisable unless the stockholders of the Company shall have approved the Plan within twelve months prior to or following the adoption of this Plan by the Board, and (b) all options issued prior to the date of such stockholders' approval shall contain a reference to such condition.

         13.2 TERMINATION. The Plan shall terminate (i) when the total amount of the Common Stock with respect to which options may be granted shall have been issued upon the exercise of options or (ii) by earlier action of the Board of Directors for any (or no) reason, whichever shall first occur. No option may be granted under the Plan after the tenth anniversary of the effective date of the Plan, or after the Plan has been terminated (if earlier). No option granted while this Plan is in effect shall be altered or impaired by termination of this Plan, except upon the consent of the holder of such option. The power of the Committee to construe and interpret this Plan and the options granted prior to the termination of this Plan shall continue after such termination.

SECTION 14.  PROVISIONS OF GENERAL APPLICATION

         14.1 SEVERABILITY. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, each of which shall remain in full force and effect.

         14.2 CONSTRUCTION. The headings in this Plan are included for convenience only and shall not in any way effect the meaning or interpretation of this Plan. Any term defined in the singular shall include the plural, and vice versa. The words "herein," "hereof" and "hereunder" refer to this Plan as a whole and not to any particular part of this Plan. The word "including" as used herein shall not be construed so as to exclude any other thing not referred to or described.

         14.3 FURTHER ASSURANCES. The Company and any holder of an option shall from time to time execute and deliver any and all further instruments, documents and agreements and do such other and further acts and things as may be required or useful to carry out the intent and purpose of this Plan and such option and to assure to the Company and such option holder the benefits contemplated by this Plan; provided, however, that neither the Company nor any option holder shall in any event be required to take any action inconsistent with the provisions of this Plan.

         14.4 GOVERNING LAW. This Plan and each option shall be governed by the laws of the Commonwealth of Massachusetts.

                                    * * * * *


/X/  PLEASE MARK VOTES                                                REVOCABLE PROXY
     AS IN THIS EXAMPLE                                            ABINGTON BANCORP, INC.


   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS                                                   WITH-    FOR ALL
                THE ANNUAL MEETING OF STOCKHOLDERS                                                       FOR     HOLD     EXCEPT
                    TO BE HELD ON MAY 16, 2000
                                                                      1.   Election of Directors         / /      / /       / /
The undersigned stockholder of Abington Bancorp, Inc. (the
"Company") hereby appoints James P. McDonough, Robert M. Lallo             WILLIAM F. BORHEK        A. STANLEY LITTLEFIELD
and Lewis J. Paragona, and each or any of them, proxies, with                        RODNEY D. HENRIKSON
full power of substitution to each and to each substitute
appointed pursuant to such power, of the undersigned to vote all      INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
shares of stock of the Company which the undersigned may be           INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT
entitled to vote at the Annual Meeting of Stockholders of the         NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.
Company to be held on Tuesday, May 16, 2000, and at any and all
adjournments thereof, with all powers the undersigned would                                              FOR    AGAINST   ABSTAIN
possess if personally present. The proxies are authorized to vote     2.   Approval of the Abington      / /      / /       / /
as indicated herein upon the matters set forth herein and in               Bancorp, Inc. 2000 Incentive
their discretion upon all other matters which may properly come            and Nonqualified Stock
before said Meeting.                                                       Option Plan.

                                                                      The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of the Annual Meeting of Stockholders
                                                                      and Proxy Statement for said Meeting and hereby revokes all proxies, if any, heretofore given by him to others for said
                                                                      Meeting.

                                                                      If this proxy is properly executed and returned, the shares represented hereby will be voted. If a choice is specified hereof by the stockholder with respect to any matter to be acted upon, the shares will be voted upon such matter in
                                                                      accordance with the specification so made. IN THE ABSENCE OF
                                                                      ANY SPECIFICATION, THE SHARES REPRESENTED BY THIS PROXY WILL
                                                                      BE VOTED FOR PROPOSALS 1 AND 2.

                                             -------------------      Please sign this proxy exactly as your name appears on the
   Please be sure to sign and date           Date                     books of the Company. Joint owners should each sign
    this Proxy in the box below.                                      personally. Trustees and other fiduciaries should indicate
----------------------------------------------------------------      the capacity in which they sign, and where more than one
                                                                      name appears, a majority must sign. If a corporation, the
                                                                      signature should be that of an authorized officer who should
---Stockholder sign above-------Co-holder (if any) sign above---      state his or her title.


--------------------------------------------------------------------------------

 ^ DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED. ^

                             ABINGTON BANCORP, INC.

--------------------------------------------------------------------------------
Dear Stockholder:

Please take note of the important Company information enclosed with this proxy card. There are a number of issues related to the management and operation of the Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card above to indicate how your shares shall be voted. Then sign the card, detach it (except if filled out below) and return your proxy in the enclosed postage-paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, to be held on Tuesday, May 16, 2000.

Thank you in advance for your prompt consideration of these matters.

Sincerely,
                                   Mark box at right if comments or address
Abington Bancorp, Inc.             change have been noted below.            / /

--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

----------------------------------           ----------------------------------

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    PLEASE VOTE, DATE AND SIGN ABOVE A RETURN PROMPTLY IN ENCLOSED ENVELOPE.